For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

Photronics Reports First Quarter Fiscal 2013 Results

  Quarterly sales of $99.8 million; within narrowed guidance of $99 – $100 million
  GAAP net income of $2.3 million
  GAAP EPS of $0.04; exceeds guidance of $0.00 - $0.03
  EBITDA of $26 million
  Net Cash of $43 million

     BROOKFIELD, Connecticut February 13, 2013 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2013 first quarter ended January 27, 2013.

     Constantine (“Deno”) Macricostas, Photronics' chairman and chief executive officer commented, “As anticipated, the soft demand environment for integrated circuit (IC) photomasks continued into our seasonally slow first fiscal quarter. Flat panel display (FPD) photomask demand gained strength during the quarter resulting in sales of $99.8 million, which was at the high end of our guidance range. On the bottom line, we achieved EPS of $0.04 per diluted share, exceeding our guidance range.”

     “High-end flat panel display (FPD) photomask sales increased 49% sequentially as leading edge customers renewed investment in new designs,” continued Macricostas. “High-end IC sales declined $5.7 million sequentially but high-end orders began to strengthen late in the quarter. In total our high-end sales were flat, sequentially. Our focus on maintaining a lean and flexible operating model enabled us to deliver solid earnings for the first quarter.”

     Sales for the first quarter of fiscal 2013 were $99.8 million, a decrease of 11% compared with $112.2 million for the first quarter of fiscal 2012. Sales of semiconductor photomasks were $74.4 million, or 75% of revenues, during the first quarter of fiscal 2013, and sales of flat panel display (FPD) photomasks were $25.4 million, or 25% of revenues.

     GAAP and non-GAAP net income attributable to Photronics, Inc. shareholders for the first quarter of fiscal 2013 was $2.3 million, or $0.04 per diluted share, compared with the first quarter of fiscal 2012 GAAP net income attributable to Photronics, Inc. of $4.3 million, or $0.07 per diluted share, and non-GAAP net income of $5.3 million, or $0.09 per diluted share. First quarter fiscal 2012 non-GAAP net income excludes a $1.1 million charge related to the previously announced Singapore restructuring and $0.1 million impact of warrants.

     The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

     Non-GAAP net income attributable to Photronics, Inc. shareholders, non-GAAP earnings per share and EBITDA are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders, non-GAAP earnings per share and EBITDA that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Consolidation and restructuring charges in the first quarter of fiscal 2012 are excluded because they are not a part of ongoing operations.
  Impact of warrants in the first quarter of fiscal 2012 is excluded because it does not affect cash earnings.

     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Thursday, February 14, 2013. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is 408-774-4601. The call will be archived for instant replay access until the Company reports its fiscal 2013 second quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

04-2013

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